Exhibit 10.9

Employment Agreement

Made on May 1, 2010

By and between

Makhteshim Agan Americas, Inc. (the “Employer)

And

Shaul Friedland (the “Employee”)

WITNESSETH:

WHEREAS	The Employer wishes to employ the Employee to serve as Chief Executive Officer at the Company’s Miami headquarters and

WHEREAS	the Employee represents that he is experienced and fully capable of performing the duties assigned or to be assigned to him by the Employer; and

WHEREAS	the Employee will relocate from Tel Aviv, Israel for the sole purpose of accepting employment pursuant hereto and the Employer is willing to make certain provisions to facilitate such relocation; and

WHEREAS	the Employer and the Employee wish to set forth in this Agreement the terms and conditions pursuant to which the Employee will be employed by the Employer;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree as follows:

1.	DEFINITIONS.

As used in this Agreement the following terms when capitalized shall have the following meaning:

Position – the titles and duties assigned to the Employee under this Employment Agreement, as set forth herein and as otherwise determined between the Employer and the Employee;

Effective Date – the date upon which the Employee assumes the duties and responsibilities of the Position on a full-time basis and which shall be May 1, 2010.

Place of Employment – the main location in which the Employee shall perform the principal aspects of the Position, which shall be the office address of the Employer;

Makhteshim Group – Makhteshim Agan Industries, Ltd. and its affiliated companies.

Policies – the Employer’s employment policies as may be changed from time to time.

2.	EMPLOYMENT

2.1.	The Employer hereby hires the Employee to serve as its Chief Executive Officer commencing on the Effective Date and the Employee hereby accepts and agrees to such hiring, engagement and employment.

2.2.	The Employee shall be required to perform his duties in the Place of Employment. Notwithstanding the above, the Employee acknowledges and agrees that as part of his employment with the Employer he will be required by the Employer to travel extensively to other locations on business, at the Employer’s expense.

2.3.	The parties agree that the Employee’s employment hereunder shall be subject to the general supervision, orders, advice and direction of the board of directors of the Employer. The Employee’s duties shall include all those duties as may be reasonably required by the Employer from time to time.

2.4.	Unless otherwise agreed upon, if the Employee shall serve as director or manager of the Employer or of one or more of its affiliates, he shall do so without additional compensation.

3.	REPRESENTATION OF THE EMPLOYEE

3.1.	The Employer’s consent to employ the Employee is based upon the following representations, which the Employee hereby makes, understanding fully the Employer’s reliance thereupon:

3.1.1.	that he has the expertise, experience and capability to perform the duties assigned to him hereunder;

3.1.2.	that he is able to perform the duties assigned to him hereunder with or without a reasonable accommodation;

3.1.3.	that he is familiar with the working and living conditions in the location where his work is to be performed, including the climate, standard of living and school system, and is entering into this Agreement with full knowledge of the same.

3.1.4.	that he is not prevented by any previous contract, commitment or previous obligation to enter into this employment agreement and to perform the duties assigned to him hereunder.

4.	BEST EFFORTS OF THE EMPLOYEE

4.1.	The Employee shall use his best efforts in performing his duties hereunder, and in furthering the interests of the Employer and its business. As a result thereof, the legal provisions concerning limitation of working time or payment for overtime shall not apply.

4.2.	The Employee shall render his services in a faithful, responsible and competent manner, all in accordance with the terms and conditions of this Agreement and the Policies.

4.3.	The Employee shall avoid any other activities that could pose a conflict with his employment hereunder. Should such a conflict arise despite the Employee’s efforts, he shall notify the Employer in writing immediately upon learning of such conflict.

5.	TERM OF EMPLOYMENT

The Employee’s employment under this Agreement shall commence on the Effective Date for an undetermined period of time and can be terminated in accordance with Section 16 below.

6.	COMPENSATION

6.1.	For all services rendered by the Employee hereunder (including, without limitation, overtime work, work during weekends and holidays and special assignments), the Employer shall pay the Employee a gross annual base salary amounting to four hundred fifty thousand and 00/100 dollars ($450,000.00) (the “Base Salary”) which has been determined based on the expatriate status of the Employee. Employer shall also pay Employee an additional sum of eighty thousand and 00/100 dollars ($80,000.00) to help defray Employee expenses. The total amount paid to Employee shall be five hundred thirty thousand and 00/100 dollars ($530,000.00).

6.2.	The salary shall be paid in bi-weekly installments unless Employer policy requires a different payment schedule, but in no case, less frequently than 12 monthly installments.

6.3.	Merit increases and bonuses paid by Employer, if any, shall be paid based on Employee’s Base Salary.

6.4.	The parties will co-operate and use their best efforts for obtaining an expatriate tax status for the Employee. The Human Resources Department of the Employer will be responsible to co-ordinate the application. The fees for preparing the application for the expatriate status will be borne by the Employer.

6.5.	In addition to Base Salary and supplemental salary referenced in Section 6.1, the Employer agrees that Employee is eligible for a bonus equal to six (6) months of Employee’s Base Salary. Payment of the bonus is subject Employee meeting his Key Performance Indicators (“KPI’s”) and is subject to annual approval of the Board of Directors of Makhteshim Agan Industries, Ltd. (“Board Approval”). Board Approval shall not be unreasonably withheld. The KPI’s shall be determined every year and include several parameters measuring the sales, gross profit, operational profit, cash flow, development, personal review and other factors of the region.

6.6.	All payments to Employee under this section shall be made less deductions for income tax withholding, FICA, and other deductions from wages required by law or regulation. Prior bonuses paid shall not be deemed to be an automatic entitlement for future bonuses as they are subject to achieving the KPI’s as determined from time to time.

7.	BENEFITS.

During the Employment Term, Employer will allow Employee to participate in the employee benefit programs generally in effect for Employer’s employees, subject to and in accordance with the terms and conditions for such programs as they may be instituted, modified, or terminated from time to time by Employer. This includes, but is not limited to the Employer’s 401k plan.

8.	SECTION 409A COMPLIANCE

8.1.	It is intended that this Agreement comply with IRS Code section 409A, with Treasury Regulations promulgated thereunder, and with other generally applicable guidance issued thereunder (collectively, “Section 409A”), to the extent that Section 409A is applicable. This Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible. If the Employer shall determine in that any provision of this Agreement does not comply with the requirements of Section 409A, Employer shall have the authority, but not the obligation, to unilaterally amend the Agreement to the extent necessary (including retroactively) in order to comply with Section 409A. Employer shall also have the discretionary authority to take such other actions to correct any failures to comply in operation with the requirements of Section 409A. Such authority shall include the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement if Employer determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit under this Agreement or the plans referenced herein shall be deemed not to comply with Section 409A, then neither Employer, the Board nor its or their designees or agents shall be liable to Employee in any way.

9.	EXPENSES RELATED TO BUSINESS TRAVEL REPRESENTATION ALLOWANCE

During periods when the Employee is required to travel in performing his duties hereunder, he shall be reimbursed in full for all reasonable travel, lodging, food and other expenses, against receipts for the same in accordance with the Policies.

10.	RELOCATION

Employer agrees to reimburse or pay on behalf of the Employee certain expenses incurred as a result of Employee’s residence relocation from Israel to Miami, Florida, and Employee’s return to Israel. Reimbursement shall be made pursuant to group policy.

11.	VACATION

11.1.	The Employee shall be entitled to twenty-three (23) business days of paid vacation for each full year of employment hereunder and a proportional number of days for a part of a year. Vacation shall be taken on a reasonable prior notice and at a time and manner, which, to the extent possible, will not interfere with the proper operation of the business. Employee may carry over up to two consecutive years of earned, but unused vacation. Any remaining earned, but unused vacation that is not used by March 31 of the following year may not be carried over and Employee shall forfeit said vacation.

11.2.	In addition to the above-mentioned vacation, the employee shall be entitled to be absent from work on all company holidays recognized by Makhteshim Agan of North America, Inc. and five (5) personal days.

12.	CONFIDENTIALITY – DATA PROTECTION

12.1.	The Employee shall not (except as authorized or required by the Employer or as reasonably required for the proper performance of his obligations hereunder) in any manner, directly or indirectly, reveal, divulge, disclose or otherwise communicate or make available to any person, firm, corporation or entity any information concerning any matters affecting or relating to the employer, its affiliates and/or any business counterparts of the employer, their business, manner of operation, plans or policies, the prices they charge or any other information, except such information that is already in the public domain due to no fault of the Employee.

12.2.	The Employee undertakes to maintain the confidentiality of the terms of this Agreement, and not to divulge any aspect thereof to any person.

12.3.	The Employee acknowledges and agrees that the Employer will be recording and processing personal data concerning the employee for the purpose of personnel management and salaries management, bookkeeping, taxes and social security. The Employee has a right of access and of rectification as well as the right to object to the processing in the cases provided by the applicable regulations. The processing of such data is necessary for the performance of this Employment Agreement or is required by law. The personal data may be transferred abroad, to other entities of the Makhteshim Group for the same purposes as above on the basis of the Standard Contractual Clauses approved by the European Commission.

12.4.	The provisions of the Article shall remain in full force and effect after the expiration of this Agreement.

13.	NONCOMPETITION

13.1.	Agreement Not To Compete. Employee covenants and agrees that, during the Restricted Period (as defined below), Employee shall not: (a) engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); and/or (b) a an employee, agent, partner, shareholder, member, investor, director, consultant, or otherwise assist others to engage in Competitive Activity within the Prohibited Territory.

13.2.	The “Restricted Period” means the 12 month period following the last day of the Employment Term, regardless of the reason the Employment Term ends.

13.3.	“Competitive Activity” means: (i) engaging in any aspect of the Business (as defined below) that Employee was involved with on behalf the Company at any time during the last 12 months of the Employment Term; (ii) engaging in work for a competitor of the Company that is substantially similar to the work Employee performed on behalf of the Company at any time during the last 12 months of the Employment Term; and/or (ii) engaging in any work for a competitor of the Company that is likely to result in Employee’s use or disclosure of any Confidential Information (as defined below). Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a public company shall not constitute by itself Competitive Activity.

13.4.	The “Business” means the business of production, distribution and sales of agrochemical and other crop protection related products.

13.5.	“Prohibited Territory” means: (i) the geographic territory and areas in which Employee assisted the Company to engage in its business at any time during the last 12 months of the Employment Term; (ii) and/or North America; and/or the United States. Employee acknowledges and agrees that Employee will assist the Company to engage in its business in the territory described in the preceding sentence and therefore such territory is necessary and reasonable for the covenants in this Section.

14.	TERMINATION

14.1.	Either party may terminate this Agreement by providing three (3) months advanced written notice to the other party. Employee shall continue to work for Employer until the end of his notice period.

14.2.	Upon termination of this Agreement, Employee shall receive additional special compensation in the amount of one hundred fifty thousand and 001/100 dollars (USD)($150,000.00) at the time notice is given by Employer. This payment shall be in addition to any other payments made to Employee under this Section 14 of the Agreement and shall be paid even if termination is pursuant to subsection 14.3.

14.3.	Notwithstanding all provisions in this section except 14.2, the Employer may terminate this Agreement, with such termination having immediate effect and without Employer having any payment obligation under this Agreement past the date of termination, including payment of and reimbursement of costs in the event of: (a) a material breach of this agreement by the employee; (b) an act of fraud or dishonesty that has a material detrimental impact on the Employer by the Employee towards the Employer or its affiliates or relating to the Position; (c) an act of Employee demonstrating disloyalty to the Employer or its affairs or d) repeated dereliction in the performance of the Employee’s duties.

14.4.	Upon termination or expiration of this agreement, the Employee shall return to the Employer any and all documents and other property belonging to the Employer then in the Employee’s possession. If the Employer shall so request, the Employee shall guide his successor, and shall make every effort to assure the smooth transfer of his duties to his successor in accordance with the employer’s policy and directions.

14.5.	If Employer terminates Employee’s employment within the first 24 months of the term of this Agreement, Employer shall give Employee twelve (12) months prior written notice (the “Notice Period”). During the Notice Period, Employee shall work for Employer on a full-time basis unless otherwise directed by Employer. If Employee continues to work in the United States during the Notice Period, Employee shall be paid under the terms of this Agreement until the end of the Notice Period. During the Notice Period, Employer may assign Employee to a position with an affiliated Makhteshim Company outside the United States for which Employee shall work on a full time basis for the remainder of the Notice Period. If this occurs, Employee shall be paid at a salary that is common for a manager in his position at the Place of Employment until the end of the Notice Period.

14.6.	Employee’s obligations under sections 12 and 13 shall survive the termination of this Agreement and Employee’s obligation of confidentiality shall remain in effect for the maximum period of time permitted under law.

15.	SEVERABILITY – CHANGE OR MODIFICATION

All the agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court or tribunal, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

No waiver, change or modification of this agreement or of any covenant, condition or limitation herein contained shall be valid unless made in writing and duly executed by both parties.

16.	ASSIGNMENT

This Agreement is personal to the Employee. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder to any third party. The Employer may assign this Agreement to any successor in interest, sister corporation, parent corporation or subsidiary without the consent or authorization of the Employee.

17.	JURISDICTION AND APPLICABLE LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the state of Florida. The courts of Dade County, Florida and the United States District Court for the Southern District of Florida shall have exclusive jurisdiction.

18.	CONSTRUCTION

18.1.	The Agreement shall not be construed to confer any benefit upon or vest any contractual rights in any individual other than the employee, and no such other person (whether a member of the Employee’s family or otherwise) shall be deemed to have any rights as against the Employer, whether to enforce the provisions of this Agreement or for any other legal purpose.

18.2.	Any benefits, which are conferred upon the Employee hereunder, but as to which the amount, manner, style, type or other particulars are not specified, shall be subject to the Policies. In the case where the Policies make specific provision as to any term of employment as to which only general reference is made herein, the Policies shall be deemed to control. The Policies shall be effective as amended or enacted from time to time.

18.3.	The headings of this Agreement have been inserted for purposes of convenience only and are not to be considered in the construction of any provision hereof.

19.	WAIVER

No waiver of any rights by any party hereto shall be construed as a waiver of the same or any other right at any prior or subsequent time. Further, no waiver or delay on the part of a party in exercising any power or right hereunder and no forbearance or indulgence of a party granted to the other shall in any way restrict or diminish the full rights and powers or that party under this Agreement, or operate as a waiver of any breach of any of the terms and conditions of this agreement.

20.	NOTICES

Any notice to be provided pursuant to this Agreement shall be made by registered mail or personal delivery. If mailed, such notices shall be sent to the current addresses of the Parties hereto, or, if the current address in unknown, to the last known address of the Parties. The notice shall be effective seven (7) business days after posting, twenty-four (24) hours after transmittal by facsimile or other electronic device, or immediately upon personal delivery, as the case may be.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the date first above written.

EMPLOYEE		MAKHTESHIM AGAN AMERICAS, INC.

By:	/s/ Shaul Friedland	By:	/s/ Ehud Brant

	Shaul Friedland		Ehud Brant